                                                                    EXHIBIT 21.1

                      SUBSIDIARIES OF XPEDIOR INCORPORATED

            - Metamor Technologies, Ltd. (Illinois)

            - NDC Group, Inc. (Delaware)

            - Sage I.T. Partners, Inc. (California)

            - Virtual Solutions, Inc. (Texas)

            - Workgroup Productivity Corporation (Illinois)

            - Kinderhook Systems, Inc. (Delaware)

            - Xpedior (Canada) Inc. (Ontario)

            - Xpedior (Australia) Pty Ltd. (Australia)

            - Xpedior (UK) Ltd. (United Kingdom)

            - Metamor Consulting Solutions Acquisition Sub #1, Inc. (Delaware)